Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE

CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
650-527-5525	650-527-5523
Melissa_martin@symantec.com	hcorcos@symantec.com
U.S. Tax Court Rules in Favor of Symantec
MOUNTAIN VIEW, Calif. — December 14, 2009 — Symantec Corp. (Nasdaq:SYMC) today announced that the U.S. Tax Court issued its ruling in favor of the company regarding the Veritas Software tax assessment for 2000 and 2001. While the U.S. Tax Court agreed with the company’s transfer pricing valuation methodology, the ruling made some adjustments in the application of the methodology and provided guidance as to how the resulting incremental Veritas tax liability should be computed.
Although Symantec is still evaluating the ruling, the company believes its previous accounting accrual related to this matter exceeds the estimated assessment of incremental tax. As such, Symantec expects to realize a one-time GAAP benefit to net income and earnings per share in the December 2009 quarter. Symantec expects to exclude a substantial portion of the one-time benefit from its non-GAAP results. Symantec does not expect to make any additional cash payments to the Internal Revenue Service (IRS) relating to this matter.
The incremental tax liability will be finalized through the remaining court proceedings, which could take up to a year to complete.
Symantec disclosed on April 17, 2006, that the company received a Notice of Deficiency from the IRS claiming the company owed additional taxes, plus interest and penalties, primarily relating to transfer pricing in connection with a technology license agreement between Veritas and its foreign subsidiaries in Ireland.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help consumers and organizations secure and manage their information-driven world. Our software and services protect against more risks at more points, more completely and efficiently, enabling confidence wherever information is used or stored. More information is available at www.symantec.com.
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U.S. Tax Court Rules in Favor of Symantec

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FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including projections of a benefit to our financial results and payments to the IRS as a result of the Tax Court case. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to the finalization of our analysis of the Tax Court case as well as the Tax Court’s final determination as to damages in the case. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors sections of our Form 10-K for the year ended April 3, 2009.